EXHIBIT 10.1

ELEVENTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Eleventh Amendment to Amended and Restated Loan and Security Agreement is entered into as of November 13, 2013 (the “Amendment”), by and between APPLIED OPTOELECTRONICS, INC. (“Borrower”) and EAST WEST BANK (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 20, 2009 and as amended from time to time including that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of May 3, 2010, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 28, 2010, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of December 6, 2010, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of May 5, 2011, that certain letter dated September 30, 2011, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of November 30, 2011, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of March 29, 2012, that certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated as of June 29, 2012, that certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated as of November 2, 2012, that certain Assignment, Assumption and Amendment Agreement dated as of March 25, 2013, that certain Ninth Amendment to Amended and Restated Loan and Security Agreement dated as of April 11, 2013, and that certain Tenth Amendment to Amended and Restated Loan and Security Agreement dated as of September 10, 2013 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.           The following definition in Section 1.1 is amended in its entirety to read as follows:

“Revolving Facility” or “Revolving Line” means a Credit Extension of up to Seven Million Dollars ($7,000,000).

2.           Section 2.1(b)(i) is amended in its entire to read as follows:

(i)    Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line; and (2) amounts borrowed pursuant to this Section 2.1(b)(i) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b)(i) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium. Borrower shall deliver to Bank a promissory note for the Advances in substantially the form attached hereto as Exhibit
B-1. Bank may enforce its rights in respect of the Advances under this Agreement without such note.

3.           The parties acknowledge and agree that no further Credit Extensions shall be made under the EXIM Line after the date hereof, and on or prior to the date hereof, Borrowers shall repay all amounts owing under the EXIM Line. Effective upon such repayment, Section 2.1(e) is amended in its entire to read as follows:

(e)    [Intentionally Omitted].

4.           The parties acknowledge and agree that no further Credit Extensions shall be made under the Revolving Line II after the date hereof, and on or prior to the date hereof, Borrowers shall repay all amounts owing under the Revolving Line II. Effective upon such repayment, Section 2.1(f) is amended in its entire to read as follows:

(f)    [Intentionally Omitted].

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5.           Section 2.3(a) of the Agreement is amended in its entirety to read as follows:

(a)    Interest Rates.

(i)    Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 1%, provided however, that at no time shall the interest rate applied to any such Credit Extension be less than 4.25% per annum;

(ii)    Except as set forth in Section 2.3(b), the outstanding principal balance of each Real Estate Advance, shall bear interest at a variable rate per annum equal to the Prime Rate plus 0.75%, provided however, that at no time shall the interest rate applied to any Real Estate Advance be less than 4.0% per annum.

(iii)    Except as set forth in Section 2.3(b), the outstanding principal balance of each Equipment II Advance shall bear interest at a variable rate per annum equal to the Prime Rate plus 1.25%; and

(iv)    Interest shall be computed daily on the basis of a 360 day year and actual days elapsed.

6.           Section 6.2 is amended in its entirety to read as follows:

6.2    Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a)    (i) as soon as available, but in any event within 45 days after the end of each calendar month during which the aggregate outstanding Obligations owing to Bank with respect to Advances and Equipment II Advances is $9,000,000 or greater, a company prepared consolidated and consolidating financial statements (balance sheet, income statement and cash flow statement) covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer, together with a Compliance Certificate certified as of the last day of such period and signed by a Responsible Officer in substantially the form of Exhibit E hereto; (ii) as soon as available, but in any event on or before the date Borrower’s report on Form 10-Q is required to be filed with the Securities Exchange Commission, quarterly consolidated and consolidating financial statements (balance sheet, income statement and cash flow statement), together with a Compliance Certificate certified as of the last day of such period and signed by a Responsible Officer in substantially the form of Exhibit E hereto; (iii) soon as available, but in any event on or before the date Borrower’s report on Form 10-K is required to be filed with the Securities Exchange Commission, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iv) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (v) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

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(b)    As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c)    Upon Bank’s request, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(d)    Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.

7.           Section 6.3 of the Agreement is amended and restated in its entirety to read as follows:

6.3    [Intentionally Omitted]

8.           Section 6.4 of the Agreement is amended and restated in its entirety to read as follows:

6.4    Adjusted Current Ratio. Borrower shall maintain, as of the last day of each calendar quarter, a ratio of (A) (i) Borrower’s unrestricted cash maintained at Bank plus (ii) the amount of Accounts billed in the United States to (B) all Indebtedness owing by Borrower’s branch operations in Taiwan plus all Obligations (not including the Real Estate Advance) owing to Bank (the “Adjusted Current Ratio”) equal to or greater than 1.15 to 1.00.

9.           Section 6.5 of the Agreement is amended in its entirety to read as follows:

6.5    Total Liabilities to Tangible Net Worth Ratio. Borrower shall maintain as of the last day of each calendar quarter, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.50 to 1:00.

10.          Section 6.10 of the Agreement is amended in its entirety to read as follows:

6.10    Primary Depository. Borrower shall maintain its primary depository and operating accounts with Bank and its investment accounts with Bank or Bank’s Affiliates. Borrower shall maintain, in accounts with Bank or Bank’s Affiliates, cash and cash equivalents equal to (i) at least 50% of Total Cash at all times that Total Cash exceeds $15,000,000 or (ii) at least 60% of Total Cash at all times that Total Cash is less than $15,000,000. Borrower, Bank and any third party financial institution shall enter into an account control agreement, for the benefit of Bank, with any financial institution with which Borrower maintains any accounts outside of Bank, in form and substance acceptable to Bank. For purposes of this Section 6.10, “Total Cash” means Borrower’s aggregate cash, cash equivalents and short term investments, measured on a consolidated basis.

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11.          Section 6.14 of the Agreement is amended and restated in its entirety to read as follows:

6.14    [Intentionally Omitted]

12.          Section 7.9 of the Agreement is amended and restated in its entirety to read as follows:

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

13.          Notwithstanding the applicable negative covenants set forth in Section 7 of the Loan Agreement, Borrower may make cash investments to its wholly owned subsidiary, Global Technology, Inc. (“GTI”) or Borrower’s branch operations in Taiwan (“AOI Taiwan”), in an aggregate amount not to exceed USD$10,000,000; provided that such cash investment is used solely for the purpose of (i) refinancing GTI’s debt facilities existing as of November 8, 2013 with new credit facilities (with terms more favorable to GTI than the existing debt facilities) that require Borrower to provide such cash collateral to support such new credit facilities, or (ii) financing arrangements for AOI Taiwan from third-party financial institutions in the business of lending in Taiwan to support Borrower’s operations in Taiwan, provided however (A) that the only collateral or security provided to support such AOI Taiwan’s Indebtedness are non-cash assets currently located in Taiwan or the cash pledge by Borrower not to exceed the aggregate amount set forth above; and (B) Borrower shall not create, incur, assume or suffer to exist any Lien, or permit any of its Subsidiaries to do so, with respect to any assets located in the United States, or provide any other cash collateral in support of such Indebtedness. Bank acknowledges that the Indebtedness and the encumbrances described in this Section 13 shall constitute “Permitted Indebtedness” and “Permitted Liens” under the Agreement.

14.          Borrower shall promptly notify Bank of the consummation of any transactions described in Section 13 above; and upon Bank’s request, provide to Bank copies of all executed documents, instruments and agreements entered into with respect to such transactions and any additional information with respect to the foregoing as Bank may reasonably request from time to time.

15.          Exhibit E to the Agreement is replaced in its entirety with the Exhibit E separately provided by Bank to Borrower.

16.          Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

17.          Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

18.          This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

19.          As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)             this Amendment, duly executed by Borrower;

(b)             repayment of all amounts owing with respect to the EXIM Line and the Revolving Line II;

(c)             payment of all Bank Expenses incurred through the date of this Amendment; and

(d)             such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By: /s/ Chih-Hsiang (Thompson) Lin

Title: President and Chief Executive Officer

EAST WEST BANK

By: /s/ Kelvin Chan

Title: Managing Dir. & Head of Technology Banking

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